SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) December 14, 2004
                                                        -----------------

                        LEGEND INTERNATIONAL HOLDINGS INC
                 (Exact Name of Company as Specified in Charter)



         Delaware                    000-32551                 23-3067904
----------------------------   ----------------------   ------------------------
(State or Other Jurisdiction        (Commission              (IRS Employer
     of Incorporation)                File No.)            Identification No.)


        Level 8, 580 St Kilda Road, Melbourne, Victoria Australia    3004
        -------------------------------------------------------------------
               (Address of Principal Executive Offices)          (Zip Code)


Company's telephone number                     61-3-8532-2860

Company's facsimile number                     61-3-8532-2805

Company's email address                        lgdi@axisc.com.au

Company's website address                      www.lgdi.com


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Item 1.01

Entry into a Material Definitive Agreement

I. Agreement With AXIS Consultants
   -------------------------------

On February 25, 2005, the Company entered into a Service Deed with AXIS Consultants Pty Ltd ("AXIS") to provide management, geological and administration services to the Company. AXIS provides management, geological and administration services to a number of companies. AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company. Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services. AXIS procures items of equipment necessary in the conduct of the business of the Company. AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company. In addition, we are required to pay a proportion of AXIS's overhead cost based on AXIS's management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs. AXIS has not charged the 15% service fee to us. Amounts invoiced by AXIS are required to be paid by us. We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or ourselves upon 60 days prior notice. If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS. There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us. Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations. A copy of the Service Deed is attached as Exhibit 99.1.

Our Chairman of the Board, Mr. Joseph Gutnick, is also a director of AXIS as well as a director of certain other companies for which AXIS provides services.

II. Grant of Options
    ----------------

On December 14, 2004, the Company agreed to issue 9 million options to Renika Pty Ltd ("Renika") as consideration for services to be rendered by the new President and Chief Executive Officer of the Company. The 9 million options convert to 9 million shares of common stock at an exercise price of 5 cents and a latest exercise date of December 2009. The Company undertook a Black and Scholes valuation of the options using a 5 cents exercise price, 5 cents market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7% which equated to a value of $123,300. The 5 cent market price was based on the price of the Company's shares of common stock at the time. In the absence of any independent directors on the Company's Board, the Company's sole director, Mr. Gutnick, appointed Dr. David Tyrwhitt to approve the terms of the options on behalf of the Company. For information concerning Dr. Tyrwhitt, see item 5.02 below.


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Item 5.02

Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     a)   Appointment of Director

          (i) On March 7, 2005, the sole Director appointed Dr. David S Tyrwhitt to the Board of Directors. Dr. Tyrwhitt is an independent non-executive Director.

          (ii) Dr. Tyrwhitt is a geologist, holding a Bachelor of Science and PhD degrees and has 40 years experience in mineral exploration and management development and operation of gold mines in Australia. [Dr. Tyrwhitt has been the Exploration Director of Orchid Resources Ltd. since July 1, 2004. Dr. Tyrwhitt has been a Director of numerous public listed companies in Australia in the mining industry and is currently a Director of Astro Diamond Mines N.L., Great Gold Mines N.L., and Quantum Resources Limited and has also been a Director of Bay Resources Ltd, a Delaware corporation (BYREOB) since 1996.

          (iii) There was no arrangement or understanding pursuant to which Dr. Tyrwhitt was selected as a Director.

          (iv) There are no committees to which Dr. Tyrwhitt has been or at the current date, is expected to be a member of.

          (v) It is expected that Dr. Tyrwhitt will liaise directly with the auditors on matters normally dealt with by an Audit Committee.

          (vi) Dr. Tyrwhitt has not been party to any transactions with the Company.

     b)   Appointment of Chief Financial Officer

          (i) On March 7, 2005, the Board of Directors appointed Mr. Peter J Lee as Chief Financial Officer of the Company.

          (ii) Mr. Lee has been Secretary since November 2004. He is a Director, Chief Financial Officer and Secretary of Bay Resources Ltd, a Delaware Corporation (BYREOB). Mr. Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 20 years commercial experience and is currently General Manager Corporate and Company Secretary of several listed public companies in Australia.

          (iii) Mr. Lee has not been party to any transactions with the Company.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           LEGEND INTERNATIONAL HOLDINGS INC.
                                           (Company)

                                           By: /s/ Peter Lee
                                               ---------------------------------
                                               Peter Lee
                                               Secretary

Dated: March 8, 2005